Exhibit 23.1

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729-1106 512-249-7000	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817- 336-2461 www.cgaus.com	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944

March 8, 2012

EV Energy Partners, L.P.

1001 Fannin Street, Suite 800

Houston, Texas 77002

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to all references to our firm included in this Registration Statement on Form S-3 of EV Energy Partners, L.P. with respect to our estimates of the oil, natural gas and natural gas liquids reserves of EV Energy Partners, L.P. and its predecessors.

Very truly yours,

By:
W. Todd Brooker, P.E.
Senior Vice President
CAWLEY, GILLESPIE & ASSOCIATES, INC. TEXAS REGISTERED ENGINEERING FIRM F-693